SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                          SCHEDULE 13G

     Information Statement Pursuant to Rules 13d-1 and 13d-2
          Under the Securities and Exchange Act of 1934
                       (Amendment No. 1)*

                     American Express Company
                        (Name of Issuer)

                           Common Stock
                 (Title of Class of Securities)

                           025816 10 9
                         (CUSIP Number)




Check the following box if a fee is being paid with the statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)
(See Rule 13d-7.)








______________________


     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

       The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.


                (Continued on following page(s))
                       Page 1 of 31 Pages

CUSIP No. 025816 10 9          13G             Page 2 of 31 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               Warren E. Buffett    ###-##-####

2        Check The Appropriate Box If A Member Of A Group
               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               United States Citizen

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               49,456,900 Shares Common Stock

7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               49,456,900 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               49,456,900 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares
               [ ]

11       Percent Of Class Represented By Amount In Row (9)
               10.1% of Common Stock (see response to Item 4)

12       Type Of Reporting Person
               IN

CUSIP No. 025816 10 9          13G             Page 3 of 31 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               Berkshire Hathaway Inc.    04-2254452

2        Check The Appropriate Box If A Member Of A Group
               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Delaware corporation

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               49,456,900 Shares Common Stock

7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               49,456,900 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               49,456,900 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares
               [ ]

11       Percent Of Class Represented By Amount In Row (9)
               10.1% of Common Stock (see response to Item 4)

12       Type Of Reporting Person
               HC, CO

CUSIP No. 025816 10 9          13G             Page 4 of 31 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               National Indemnity Company    47-0355979

2        Check The Appropriate Box If A Member Of A Group
               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Nebraska corporation

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               39,272,693 Shares Common Stock

7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               39,272,693 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               39,272,693 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares
               [ ]

11       Percent Of Class Represented By Amount In Row (9)
               8.1% of Common Stock (see response to Item 4)

12       Type Of Reporting Person
               IC, CO

CUSIP No. 025816 10 9          13G             Page 5 of 31 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

         National Fire & Marine Insurance Company   47-6021331

2        Check The Appropriate Box If A Member Of A Group
               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Nebraska corporation

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               2,664,878 Shares Common Stock

7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               2,664,878 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               2,664,878 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares
               [ ]

11       Percent Of Class Represented By Amount In Row (9)
               0.5 % of Common Stock (see response to Item 4)

12       Type Of Reporting Person
               IC, CO

CUSIP No. 025816 10 9          13G             Page 6 of 31 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               Nebraska Furniture Mart, Inc.    47-0428274

2        Check The Appropriate Box If A Member Of A Group
               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Nebraska corporation

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               466,571 Shares Common Stock

7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               466,571 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               466,571 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares
               [ ]

11       Percent Of Class Represented By Amount In Row (9)
               0.1% of Common Stock (see response to Item 4)

12       Type Of Reporting Person
               CO

CUSIP No. 025816 10 9          13G             Page 7 of 31 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person

         The Fechheimer Brothers Company    31-1000330

2        Check The Appropriate Box If A Member Of A Group
               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Delaware corporation

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               279,944 Shares Common Stock

7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-


8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               279,944 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               279,944 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares
               [ ]

11       Percent Of Class Represented By Amount In Row (9)
               0.1% of Common Stock (see response to Item 4)

12       Type Of Reporting Person
               CO

CUSIP No. 025816 10 9          13G             Page 8 of 31 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               Borsheim's Jewelry Company, Inc.  47-0546003

2        Check The Appropriate Box If A Member Of A Group
               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Nebraska corporation

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               93,314 Shares Common Stock

7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               93,314 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               93,314 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares
               [ ]


11       Percent Of Class Represented By Amount In Row (9)
               Less than 0.1% of Common Stock (see response to
               Item 4)

12       Type Of Reporting Person
               CO

CUSIP No. 025816 10 9          13G             Page 9 of 31 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               Columbia Insurance Company.  47-0530077

2        Check The Appropriate Box If A Member Of A Group
               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Nebraska corporation

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               5,741,800 Shares Common Stock


7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               5,741,800 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               5,741,800 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares
               [ ]


11       Percent Of Class Represented By Amount In Row (9)
               1.2% of Common Stock (see response to
               Item 4)

12       Type Of Reporting Person
               IC,CO

CUSIP No. 025816 10 9          13G             Page 10 of 31 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               Blue Chip Stamps  95-3858923

2        Check The Appropriate Box If A Member Of A Group
               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Cailfornia corporation

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               647,700 Shares Common Stock


7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               647,700 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               647,700 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares
               [ ]


11       Percent Of Class Represented By Amount In Row (9)
               0.1% of Common Stock (see response to
               Item 4)

12       Type Of Reporting Person
               CO

CUSIP No. 025816 10 9          13G             Page 11 of 31 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               Wesco Financial Corporation    95-2109453

2        Check The Appropriate Box If A Member Of A Group
               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Delaware corporation

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               647,700 Shares Common Stock


7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               647,700 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               647,700 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares
               [ ]


11       Percent Of Class Represented By Amount In Row (9)
               0.1% of Common Stock (see response to
               Item 4)

12       Type Of Reporting Person

               CO

CUSIP No. 025816 10 9          13G             Page 12 of 31 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               Wesco Holdings Midwest, Inc.    47-0691907

2        Check The Appropriate Box If A Member Of A Group
               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Nebraska corporation

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               647,700 Shares Common Stock


7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               647,700 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               647,700 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares
               [ ]


11       Percent Of Class Represented By Amount In Row (9)
               0.1% of Common Stock (see response to
               Item 4)

12       Type Of Reporting Person

               CO

CUSIP No. 025816 10 9          13G             Page 13 of 31 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
               Wesco-Financial Insurance Company    47-0685686

2        Check The Appropriate Box If A Member Of A Group
               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Nebraska corporation

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               647,700 Shares Common Stock


7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               647,700 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               647,700 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares
               [ ]


11       Percent Of Class Represented By Amount In Row (9)
               0.1% of Common Stock (see response to
               Item 4)

12       Type Of Reporting Person

               IC,CO

CUSIP No. 025816 10 9          13G             Page 14 of 31 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
           Central States of Omaha Companies, Inc. 47-0600248

2        Check The Appropriate Box If A Member Of A Group
               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Nebraska corporation

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               290,000 Shares Common Stock


7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               290,000 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               290,000 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares
               [ ]


11       Percent Of Class Represented By Amount In Row (9)
               0.1% of Common Stock (see response to
               Item 4)

12       Type Of Reporting Person

               CO

CUSIP No. 025816 10 9          13G             Page 15 of 31 Pages

1        Name Of Reporting Person
         S.S. Or I.R.S. Identification No. Of Above Person
           Central States Indemnity Company of Omaha 47-0591908

2        Check The Appropriate Box If A Member Of A Group
               (a)  [X]
               (b)  [ ]

_________________________________________________________________

3        SEC USE ONLY

_________________________________________________________________

4        Citizenship Or Place Of Organization
               Nebraska corporation

5        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Voting Power
               -0-

6        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Voting Power
               290,000 Shares Common Stock


7        Number Of Shares Beneficially Owned By Each Reporting
         Person With Sole Dispositive Power
               -0-

8        Number Of Shares Beneficially Owned By Each Reporting
         Person With Shared Dispositive Power
               290,000 Shares Common Stock

9        Aggregate Amount Beneficially Owned By Each Reporting
         Person
               290,000 Shares Common Stock

10       Check Box If The Aggregate Amount In Row (9) Excludes
         Certain Shares
               [ ]


11       Percent Of Class Represented By Amount In Row (9)
               0.1% of Common Stock (see response to
               Item 4)

12       Type Of Reporting Person

               IC,CO

CUSIP No. 025816 10 9          13G             Page 16 of 31 Pages

Item 1(a). Name of Issuer:

               American Express Company

Item 1(b). Address of Issuer's Principal Executive Offices:

               American Express Tower
               World Financial Center
               New York, New York  10285

Item 2(a). Name of Persons Filing:
Item 2(b). Address of Principal Business Office:
Item 2(c). Citizenship:


               This Statement is filed by the following persons
               (collectively, the "Reporting Persons"):

                    Warren E. Buffett
                    1440 Kiewit Plaza
                    Omaha, Nebraska 68131
                    (United States Citizen)

                    Berkshire Hathaway Inc.
                    1440 Kiewit Plaza
                    Omaha, Nebraska 68131
                    (Delaware Corporation)

                    National Indemnity Company
                    3024 Harney Street
                    Omaha, Nebraska 68131
                    (Nebraska Corporation)

                    National Fire & Marine Insurance Company
                    3024 Harney Street
                    Omaha, Nebraska 68131
                    (Nebraska Corporation)

                    Nebraska Furniture Mart, Inc.
                    700 South 72nd Street
                    Omaha, Nebraska  68114
                    (Nebraska Corporation)

                    The Fechheimer Brothers Company
                    4545 Malsbary Road
                    Cincinnati, Ohio  45252
                    (Delaware Corporation)

                    Borsheim's Jewelry Company, Inc.
                    120 Regency Parkway
                    Omaha, Nebraska  68114
                    (Nebraska Corporation)

CUSIP No. 025816 10 9          13G             Page 17 of 31 Pages

                    Columbia Insurance Company
                    3024 Harney Street
                    Omaha, Nebraska 68131
                    (Nebraska Corporation)

                    Blue Chip Stamps
                    301 East Colorado Boulevard
                    Pasadena, California 91101
                    (California Corporation)

                    Wesco Holdings Midwest, Inc.
                    1440 Kiewit Plaza
                    Omaha, Nebraska 68131
                    (Nebraska Corporation)

                    Wesco Financial Corporation
                    301 East Colorado Boulevard
                    Pasadena, California 91101
                    (Delaware Corporation)

                    Wesco-Financial Insurance Company
                    3024 Harney Street
                    Omaha, Nebraska 68131
                    (Nebraska Corporation)

                    Central States of Omaha Companies, Inc.
                    1212 North 96th Street
                    Omaha, Nebraska 68134
                    (Nebraska Corporation)

                    Central States Indemnity Company of Omaha
                    1212 North 96th Street
                    Omaha, Nebraska 68134
                    (Nebraska Corporation)

Item 2(d). Title of Class of Securities:

               Common Stock

Item 2(e). CUSIP Number:

               025816 10 9

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a)  [ ]  Broker or Dealer registered under
                         Section 15 of the Act:

                              Not applicable.

CUSIP No. 025816 10 9          13G             Page 18 of 31 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
         (Continued)

               (b)  [ ]  Bank as defined in Section 3(a)(6) of
                         the Act:

                              Not applicable.

               (c)  [X]  Insurance Company as defined in Section
                         3(a)(19) of the Act:

                              National Indemnity Company
                              National Fire & Marine Insurance Company
                              Columbia Insurance Company
                              Wesco-Financial Insurance Company
                              Central States Indemnity Company of Omaha

               (d)  [ ]  Investment Company registered under
                         Section 8 of the Investment Company
                         Act:

                              Not applicable.

               (e)  [ ]  Investment Adviser registered under
                         Section 203 of the Investment Advisers
                         Act of 1940:

                              Not applicable.

               (f)  [ ]  Employee Benefit Plan, Pension Fund
                         which is subject to the provisions of
                         the Employee Retirement Income Security
                         Act of 1974 or Endowment Fund:

                              Not applicable.

               (g)  [X]  Parent Holding Company, in accordance
                         with Rule 13d-1(b)(ii)(G):

                              Berkshire Hathaway Inc. **
                              Blue Chip Stamps ***
                              Wesco Financial Corporation ***
                              Wesco Holdings Midwest,Inc. ***
                              Central States of Omaha Companies,Inc.****
                              Warren E. Buffett (individual who
                              may be deemed to control Berkshire
                              Hathaway Inc.)

CUSIP No. 025816 10 9          13G            Page 19 of 31 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:
         (Continued)

               (h)  [ ]  Group, in accordance with Rule
                         13d-1(b)(1)(ii)(H):

                              Not applicable.

               ** Berkshire Hathaway Inc. is the parent holding
                  company of Blue Chip Stamps and Central States of Omaha Companies,Inc.

              *** Blue Chip Stamps is the parent holding company
                  of Wesco Financial Corporation which is the parent holding company of Wesco Holdings Midwest, Inc.
                  which is the parent holding company of Wesco-Financial Insurance Company.

             **** Central States of Omaha Companies, Inc. is the
                  parent holding company of Central States Indemnity Company of Omaha.

Item 4.  Ownership

         As of August 31, 1995, the Reporting Persons beneficially owned in the aggregate more than five percent of the outstanding Common Stock as follows:

         Warren E. Buffett

         (a)   Amount Beneficially Owned:  49,456,900 shares
               Common Stock.

         (b)   Percent of Class:  10.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the
                         vote:  none.

                (ii)     shared power to vote or to direct the
                         vote:  49,456,900 shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

                (iv)     shared power to dispose or to direct
                         the disposition of:  49,456,900 shares
                         Common Stock.




(Continuation and notes on next page)

CUSIP No. 025816 10 9          13G            Page 20 of 31 Pages


         Berkshire Hathaway Inc.

         (a)   Amount Beneficially Owned:  49,456,900 shares
               Common Stock

         (b)   Percent of Class:  10.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the
                         vote:  none.

                (ii)     shared power to vote or to direct the
                         vote:  49,456,900 shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

                (iv)     shared power to dispose or to direct
                         the disposition of:  49,456,900 shares
                         Common Stock.


         National Indemnity Company

         (a)   Amount Beneficially Owned:  39,272,693 shares
               Common Stock.

         (b)   Percent of Class:  8.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the
                         vote:  none.

                (ii)     shared power to vote or to direct the
                         vote:  39,272,693 shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

                (iv)     shared power to dispose or to direct
                         the disposition of:  39,272,693 shares
                         Common Stock.



(Continuation and notes on next page)

CUSIP No. 025816 10 9          13G            Page 21 of 31 Pages

         National Fire & Marine Insurance Company

         (a)   Amount Beneficially Owned:  2,664,878 shares
               Common Stock

         (b)   Percent of Class:  0.5% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the
                         vote:  none.

                (ii)     shared power to vote or to direct the
                         vote:  2,664,878 shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

                (iv)     shared power to dispose or to direct
                         the disposition of:  2,664,878 shares
                         Common Stock.



         Nebraska Furniture Mart, Inc.

         (a)   Amount Beneficially Owned:  466,571 shares Common
               Stock.

         (b)   Percent of Class:  0.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the
                         vote:  none.

                (ii)     shared power to vote or to direct the
                         vote:  466,571 shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

                (iv)     shared power to dispose or to direct
                         the disposition of:  466,571 shares
                         Common Stock.





(Continuation and notes on next page)

CUSIP No. 025816 10 9          13G            Page 22 of 31 Pages


         The Fechheimer Brothers Company

         (a)   Amount Beneficially Owned:  279,944 shares Common
               Stock

         (b)   Percent of Class:  0.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the
                         vote:  none.

                (ii)     shared power to vote or to direct the
                         vote:  279,944 shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

                (iv)     shared power to dispose or to direct
                         the disposition of:  279,944 shares
                         Common Stock.



         Borsheim's Jewelry Company, Inc.

         (a)   Amount Beneficially Owned:  93,314 shares Common
               Stock.

         (b)   Percent of Class:  less than 0.1% of Common
               Stock.*****

         (c)   Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the
                         vote:  none.

                (ii)     shared power to vote or to direct the
                         vote:  93,314 shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

                (iv)     shared power to dispose or to direct
                         the disposition of:  93,314 shares
                         Common Stock.





(Continuation and notes on next page)

CUSIP No. 025816 10 9          13G            Page 23 of 31 Pages

         Columbia Insurance Company

         (a)   Amount Beneficially Owned:  5,741,800 shares Common
               Stock

         (b)   Percent of Class:  1.2% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the
                         vote:  none.

                (ii)     shared power to vote or to direct the
                         vote:  5,741,800 shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

                (iv)     shared power to dispose or to direct
                         the disposition of:  5,741,800 shares
                         Common Stock.





         Blue Chip Stamps

         (a)   Amount Beneficially Owned:  647,700 shares Common
               Stock.

         (b)   Percent of Class:   0.1% of Common
               Stock.*****

         (c)   Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the
                         vote:  none.

                (ii)     shared power to vote or to direct the
                         vote:  647,700 shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

                (iv)     shared power to dispose or to direct
                         the disposition of:  647,700 shares
                         Common Stock.



(Continuation and notes on next page)

CUSIP No. 025816 10 9          13G            Page 24 of 31 Pages

         Wesco Financial Corporation

         (a)   Amount Beneficially Owned:  647,700 shares Common
               Stock

         (b)   Percent of Class:  0.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the
                         vote:  none.

                (ii)     shared power to vote or to direct the
                         vote:  647,700 shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

                (iv)     shared power to dispose or to direct
                         the disposition of:  647,700 shares
                         Common Stock.



         Wesco Holdings Midwest, Inc.

         (a)   Amount Beneficially Owned:  647,700 shares Common
               Stock.

         (b)   Percent of Class:   0.1% of Common
               Stock.*****

         (c)   Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the
                         vote:  none.

                (ii)     shared power to vote or to direct the
                         vote:  647,700 shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

                (iv)     shared power to dispose or to direct
                         the disposition of:  647,700 shares
                         Common Stock.





(Continuation and notes on next page)

CUSIP No. 025816 10 9          13G            Page 25 of 31 Pages


         Wesco-Financial Insurance Company

         (a)   Amount Beneficially Owned:  647,700 shares Common
               Stock

         (b)   Percent of Class:  0.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the
                         vote:  none.

                (ii)     shared power to vote or to direct the
                         vote:  647,700 shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

                (iv)     shared power to dispose or to direct
                         the disposition of:  647,700 shares
                         Common Stock.




         Central States of Omaha Companies, Inc.

         (a)   Amount Beneficially Owned:  290,000 shares Common
               Stock.

         (b)   Percent of Class:   0.1% of Common
               Stock.*****

         (c)   Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the
                         vote:  none.

                (ii)     shared power to vote or to direct the
                         vote:  290,000 shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

                (iv)     shared power to dispose or to direct
                         the disposition of:  290,000 shares
                         Common Stock.






(Continuation and notes on next page)

CUSIP No. 025816 10 9          13G            Page 26 of 31 Pages


         Central States Indemnity Company of Omaha

         (a)   Amount Beneficially Owned:  290,000 shares Common
               Stock

         (b)   Percent of Class:  0.1% of Common Stock.*****

         (c)   Number of shares as to which such person has:

                 (i)     sole power to vote or to direct the
                         vote:  none.

                (ii)     shared power to vote or to direct the
                         vote:  290,000 shares Common Stock.

               (iii)     sole power to dispose or direct the
                         disposition of:  none.

                (iv)     shared power to dispose or to direct
                         the disposition of:  290,000 shares
                         Common Stock.




*****   Percentages based on 487,716,977 shares of the Issuer's
Common Stock outstanding as of July 31, 1995 according to the Issuer's report on Form 10Q for the quarter ended June 30,1995.


Item 5.  Ownership of Five Percent or Less of a Class.

                    Not applicable.


Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

                    At this time, no person other than the
               Reporting Persons is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale Securities covered by this Information Statement.


Item 7.  Identification and Classification of the Subsidiary
         Which Acquired the Security Being Reported on By the
         Parent Holding Company.

                    See Item 3(c) and Exhibit A.


Item 8.  Identification and Classification of Members of the
         Group.

                    Not applicable.

CUSIP No. 025816 10 9          13G            Page 27 of 31 Pages



Item 9.  Notice of Dissolution of Group.

                    Not applicable.


Item 10. Certification.

                    By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

CUSIP No. 025816 10 9          13G            Page 28 of 31 Pages

                            SIGNATURE


         After reasonable inquiry and to the best of his knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated this 8th day of September, 1995.



                                /s/ Warren E. Buffett
                                    Warren E. Buffett


                                    BERKSHIRE HATHAWAY INC.,
                                    NATIONAL INDEMNITY COMPANY,
                                    NATIONAL FIRE & MARINE
                                    INSURANCE COMPANY and
                                    BORSHEIM'S JEWELRY COMPANY,INC.


                                    By: /s/ Warren E. Buffett
                                            Warren E. Buffett
                                            Chairman of the Board of each
                                            of the above-named
                                            corporations


                                    NEBRASKA FURNITURE MART, INC.,
                                    THE FECHHEIMER BROTHERS COMPANY,
                                    BLUE CHIP STAMPS,
                                    WESCO FINANCIAL CORPORATION,
                                    WESCO HOLDINGS MIDWEST,INC.,
                                    WESCO FINANCIAL INSURANCE COMPANY,
                                    CENTRAL STATES OF OMAHA COMPANIES,INC.,
                                    and CENTRAL STATES INDEMNITY COMPANY
                                    OF OMAHA


                                    By: /s/ Warren E. Buffett
                                            Warren E. Buffett
                                            Attorney-in-Fact

CUSIP No. 025816 10 9          13G            Page 29 of 31 Pages

                            EXHIBIT A


         RELEVANT SUBSIDIARIES OF PARENT HOLDING COMPANY


Parent Holding Company:

               Berkshire Hathaway Inc.
               Blue Chip Stamps
               Wesco Financial Corporation
               Wesco Holdings Midwest, Inc.
               Central States of Omaha Companies, Inc.

               Warren E. Buffett (an individual who may be deemed to control Berkshire Hathaway
               Inc.)


Relevant Subsidiaries Which Are Insurance Companies as Defined in
Section 3(a)(19) of the Act:

               National Indemnity Company
               National Fire & Marine Insurance Company
               Columbia Insurance Company
               Wesco-Financial Insurance Company
               Central States Indemnity Company of Omaha

Note: No Common Stock of American Express Company is held directly by Berkshire Hathaway Inc, or Blue Chip Stamps, or Wesco Financial Corporation, or Wesco Holdings Midwest, Inc., or Central States of Omaha Companies,Inc. Other than the indirect holdings of Berkshire Hathaway Inc., no Common Stock of American Express Company is held directly or indirectly by Warren E. Buffett, an individual who may be deemed to control Berkshire Hathaway Inc. 839,829 shares or approximately 0.2% of Common Stock of American Express Company are held directly by Nebraska Furniture Mart, Inc., The Fechheimer Brothers Company and
         Borsheim's Jewelry Company, Inc., none of which are persons specified in Rule 13d-1(b)(1)(ii)(A) through
         (F).

CUSIP No. 025816 10 9          13G            Page 30 of 31 Pages

                            EXHIBIT B

         The undersigned persons hereby agree that reports on Schedule 13G, and amendments thereto, may be filed in a single statement on behalf of each of such persons, and further, each of such persons designates Warren E. Buffett as its agent and Attorney-in-Fact for the purpose of executing any and all
Schedule 13G filings required to be made by it with the Securities and Exchange Commission.


/s/ Warren E. Buffett
Warren E. Buffett
BERKSHIRE HATHAWAY INC.            BORSHEIM'S JEWELRY COMPANY,INC.


By: /s/ Warren E. Buffett          By: /s/ Warren E. Buffett
Warren E. Buffett                  Warren E. Buffett
Chairman of the Board              Chairman of the Board


CENTRAL STATES INDEMNITY           CENTRAL STATES OF OMAHA
COMPANY OF OMAHA                       COMPANIES, INC.


By: /s/ William McBain Kizer       By: /s/ William McBain Kizer
William McBain Kizer               William McBain Kizer
Chairman of the Board              Chairman of the Board


COLUMBIA INSURANCE COMPANY         THE FECHHEIMER BROS. CO.


By: /s/ Warren E. Buffett          By: /s/ Linda L. Metze
Warren E. Buffett                  Linda L. Metze
Chairman of the Board              Treasurer


NATIONAL FIRE & MARINE           NATIONAL INDEMNITY COMPANY
INSURANCE COMPANY


By: /s/ Warren E. Buffett          By: /s/ Warren E. Buffett
Warren E. Buffett                  Warren E. Buffett
Chairman of the Board              Chairman of the Board


NEBRASKA FURNITURE MART, INC.      BLUE CHIP STAMPS


By: /s/ Marc D. Hamburg            By: /s/ Marc D. Hamburg
Marc D. Hamburg                    Marc D. Hamburg
Assistant Secretary                Assistant Secretary

CUSIP No. 025816 10 9          13G            Page 31 of 31 Pages

WESCO FINANCIAL CORPORATION      WESCO HOLDINGS MIDWEST,INC.


By: /s/ Robert H. Bird            By: /s/ Marc D. Hamburg
Robert H. Bird                    Marc D. Hamburg
President                         Assistant Secretary


WESCO FINANCIAL INSURANCE COMPANY


By: /s/ Marc D. Hamburg
Marc D. Hamburg
Assistant Secretary